EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (No. 333-211800, 333-211799, 333-65684, 333-83175 and 333-07109) on Form S-8 of Old Point Financial Corporation and Subsidiaries of our reports dated March 16, 2020, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Old Point Financial Corporation and Subsidiaries, appearing in this Annual Report on Form 10-K of Old Point Financial Corporation and Subsidiaries for the year ended December 31, 2019.

/s/ Yount, Hyde & Barbour, P.C.

Winchester, Virginia
March 16, 2020